December 14, 2001

VIA HAND DELIVERY

Robin Kehoe

Dear Robin:

As you know, due to your medical condition and other personal reasons, you have asked to work a substantially reduced work schedule until your resignation is effective (expected to be on or before October 31, 2002).  Pharsight Corporation (the “Company”) is willing to accommodate your requests, on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.       Reduced Work Schedule.  The Company will grant your request to work a reduced work schedule as follows:

(a)          Half-Time Schedule.  You will work a half-time work schedule of approximately twenty (20) hours per week from September 4, 2001 through October 26, 2001 (the “Half-Time Schedule”).

(b)         Reduced Work Schedule.  After October 26, 2001 and continuing through your resignation which is expected to be effective on or before October 31, 2002 (the “Separation Date”) you will work a reduced work schedule of approximately sixteen (16) hours per month (the “Reduced Work Schedule”).  During the Reduced Work Schedule, you will not have regular work hours and will not be expected to come to the office on a daily basis.  Rather, you agree to work for the Company at the Company’s reasonable requests, and you agree to respond to the Company’s requests for information and to provide transitioning assistance as necessary or requested by the Company.  Unless mutually agreed upon by you and the Company, you will not be expected to work more than sixteen (16) hours per month during the Reduced Work Schedule, except that you agree to work up to an additional eighty (80) hours on special projects on a mutually agreed upon schedule. In addition, during the Reduced Work Schedule you will have no authority to bind the Company (or to represent that you have the authority to bind the Company) to any contractual obligations, whether written, oral or implied, unless you first obtain written authorization from the Company’s Chief Executive Officer.  You hereby agree that during the Reduced Work Schedule, you will not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so by the Company’s Chief Executive Officer.

(c)          Stock Option(s).  For the purposes of the stock option grant(s) provided to you by the Company and the early exercise or stock purchase agreements between you and the Company attached hereto as Collective Exhibit A (collectively, the “Stock Agreements”), your employment with and continuous service to the Company will continue during the Half-Time Schedule and the Reduced Work Schedule and, in accordance with the terms, conditions and limitations of the Stock Agreements and the Company’s stock option plan, shares vesting will continue while you remain employed by the Company.

(d)         Employee Benefits.  Pursuant to the terms, conditions and limitations of the Company’s employee benefit plans, you will continue to be eligible for the Company’s regular employee benefits during the Half-Time Schedule and Reduced Work Schedule.

(e)          Concurrent Medical or Disability Leave Benefits.  You agree that any and all medical or disability leave benefits or entitlements that you may have (including, but not limited to, any rights to medical or disability leave under the federal Family and Medical Leave Act and the California Family Rights Act) will run concurrently with, and are not in addition to, the Half-Time Schedule and the Reduced Work Schedule.

(f)            Other Activities.  If you first obtain the written authorization of the Company, you may engage in other employment or consulting relationships during the Half-Time Schedule and the Reduced Work Schedule, provided that such relationships do not involve working or consulting for a competitor of the Company or otherwise unreasonably interfere with your employment relationship with the Company.  If you are uncertain whether an entity is a competitor of the Company, you shall, in advance of providing any services to the entity, notify the Company in writing of the name of the entity and provide a written description of the employment position or consulting services to be provided.  Within seven (7) days of its receipt of such written notification, the Company will advise you of its decision regarding whether it will consent to this proposed relationship, which consent will not be unreasonably withheld.  Notwithstanding anything to the contrary stated herein, the Company may terminate your employment and this Agreement immediately without any contractual obligations to you, if you provide consulting or employment services to a competitor of the Company without the Company’s written consent.

2.       Compensation During Half-Time Schedule and Reduced Work Schedule.  You will receive the following compensation during the Half-Time Schedule and Reduced Work Schedule, so long as your employment continues during such time:

(a)          Base Salary. Although it is not obligated to do so, during the Half-Time Schedule and Reduced WorkSchedule, the Company will pay you your base salary in effect on September 4, 2001 (your full-time base salary rate), subject to standard payroll deductions and withholdings and paid on the Company’s normal payroll schedule (the “Salary Payments”).

(b)          Pro-Rated Annual Bonus.  You will be eligible to receive a pro-rated annual bonus for FY/2002. The amount of the pro-rated annual bonus will include consideration of the amount of work you perform during FY/2002.  You acknowledge and agree that you will not be eligible for, and will not receive, any bonus, incentive compensation, or other compensation (other than the Salary Payments), for your work performed in FY/2003.

3.       Resignation of Employment.  As noted above, the Company has agreed to accept your resignation effective October 31, 2002 (the “Separation Date”).  If you seek to implement your resignation prior to the Separation Date, you agree that the Company is not obligated to provide the Salary Payments or the severance benefits pursuant to Paragraph 5.

4.       Severance Benefits.  Although the Company has no policy or procedure for providing severance benefits, if you accept this Agreement and comply fully with it throughout the Half-Time Schedule and Reduced Work Schedule, the Company agrees to provide you with the severance benefits stated in this Paragraph as your sole severance benefits, provided that, on the Separation Date, you execute and return to the Company the Supplemental Release attached hereto as Exhibit B.  The severance benefits that the Company will provide hereunder are:

(a)          Accelerated Vesting of Stock Option Grant(s).  The shares in your stock option grant(s) that are unvested as of the Separation Date will be subject to accelerated vesting, so that your stock option grant(s) will be fully exercisable effective as of the Separation Date.  You will be able to exercise your vested shares within ninety (90) days after the Separation Date in accordance with the terms of your stock option grant(s).  For those stock option grants you exercised prior to the Separation Date, effective as of the Effective Date of the Supplemental Release, the Company will waive its rights under the Stock Agreements to repurchase any unvested shares from you.

(b)         Forgiveness of Shareholder Promissory Notes.  Effective as of the Effective Date of the Supplemental Release, the Company will forgive the full principal and accrued interest amounts owed to it by you pursuant to the three Promissory Notes that are attached hereto as Collective Exhibit C.

5.       Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any compensation (including pay or bonuses), stock option or stock vesting, severance or benefits from the Company during the Half-Time Schedule, the Reduced Work Schedule or after the Separation Date.

6.       Expense Reimbursements.  Unless you obtain the advance authorization of the Company’s Chief Executive Officer, you are not authorized to incur, and will not be reimbursed for, any business expenses during the Reduced Work Schedule or thereafter.  You further agree that, by the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practices.

7.       Return of Company Property.  You agree to return to the Company, either no later than the Separation Date or at the Company’s earlier request(s), all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, cellular phones, etc.), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Your timely return of all Company property is a condition precedent to the Company’s provision of the severance benefits provided in Paragraph 5.

8.       Proprietary Information Obligations.  You acknowledge your continuing obligations, during the Half-Time Schedule, the Reduced Work Schedule, and thereafter, under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit D.

9.       Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement to investors or as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

10.     Nondisparagement.  Both you and the Company agree not to disparage the other party, and you further agree not to disparage the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.     Release of Claims.  In exchange for the Salary Payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; and breach of the implied covenant of good faith and fair dealing.You represent that you have no lawsuits, claims or actions pending in your name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.  You agree that in the event you bring a claim covered by this release in which you seek damages or in the event you seek to recover in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.

12.     ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement (in writing); and (e) this Agreement will not be effective until after the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date.

13.     Section 1542 Waiver.  In granting the release herein, you acknowledge that you understand that you are waiving the benefit of any provision of law in any jurisdiction to the following effect:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. (California Civil Code Section 1542.)

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

If this Agreement is acceptable to you, please sign below and return the original to me.  Pharsight appreciates your dedication and commitment in making us successful.

Sincerely,

Pharsight Corporation

By:
Arthur Reidel
President and Chief Executive Officer

I have read, understand and agree fully to the foregoing Agreement.

Robin Kehoe

Date:

Collective Exhibit A

STOCK AGREEMENTS

Exhibit B

SUPPLEMENTAL RELEASE

(Must Sign On Last Day Of Employment)

To:          Pharsight Corporation (the “Company”)

From:      Robin Kehoe

In further consideration of the agreement between the Company and me dated December 14, 2001, I hereby give the following Supplemental Release.

1.             I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I sign this Supplemental Release, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California Labor Code, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

2.             I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Supplemental Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Supplemental Release; (c) I have twenty-one (21) days to consider this Supplemental Release (although I may choose to voluntarily execute it earlier); (d) I have seven (7) days following the execution of this Supplemental Release to revoke it; and (e) this Supplemental Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Supplemental Release is executed by me (“Effective Date”).

3.             I understand that this Supplemental Release includes a release of all known and unknown claims.  In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims.

By:
Robin Kehoe
Date

Collective Exhibit C

PROMISSORY NOTES

Exhibit D

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT